Exhibit 99.1

CONTACT: Trailer Bridge, Inc. William G. Gotimer, Jr. EVP & General Counsel (800) 554 -1589 www.trailerbridge.com	-OR-	TRBR INVESTOR RELATIONS COUNSEL: The Equity Group Inc. www.theequitygroup.com Adam Prior (212) 836-9606

FOR IMMEDIATE RELEASE

TRAILER BRIDGE DISMISSED FROM ANTITRUST CLASS ACTION SUIT

Jacksonville, FL – May 5, 2010 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) today announced that in a non-final order of the court, the Company has been dismissed with prejudice against the named plaintiffs from a lawsuit seeking class action status related to alleged anti-competitive activity in the Puerto Rico marine trade. In an April 30, 2010 ruling by non-final order, the United States District Court for the District of Puerto Rico granted Trailer Bridge’s motion to be dismissed with prejudice from the lawsuit.

William G. Gotimer, Jr., EVP & General Counsel, said, “We were pleased that the District Court’s reasoned order granted our motion to be dismissed with prejudice from this class action lawsuit. We continue to seek ways to provide increased efficiencies and value to our customers with our unique marine transportation system.”

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville, San Juan and Puerto Plata. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, the risk of an ongoing Department of Justice investigation into the pricing practices in the Puerto Rico trade, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

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